EXHIBIT 23.3




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS








ASA International Ltd.
Framingham, MA



     We issued our report dated April 19, 2002, accompanying the financial statements of CompuTrac, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Expert".



/s/ Grant Thornton LLP



Grant Thornton LLP



Dallas, Texas
June 13, 2002